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                                                                    Exhibit 21.1


                                  Subsidiaries

Westbury International, Inc., a Rhode Island corporation
Reliable-West Tech, Inc., a Delaware corporation
Westbury Alloys, Inc., a Delaware corporation
Westbury Realty Management, Inc., a New York corporation
Alloy Trading, S.A., a Peruvian corporation